LAWSON PRODUCTS, INC. ANNOUNCES RESULTS FOR FIRST QUARTER, 2005

Wednesday April 27, 8:10 am ET

DES PLAINES, Ill., April 27 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS - News) reported first quarter 2005 net sales increased 6.4% to $107.1 million, up $6.4 million from $100.7 million in the first quarter of 2004. Net income for the first quarter 2005 was $5.0 million or $.54 per diluted share, representing a 21.7% decline compared to 2004 first quarter net income of $6.5 million or $.69 per diluted share. First quarter 2005 net income per share was 25.6% and $1.0 million higher than the $.43 per diluted share earned in the fourth quarter of 2004.


First quarter 2005 earnings were impacted by higher product costs that were temporarily absorbed by the Company resulting in lower gross profit margins, higher operating costs related to compensation costs for performance- based management incentive programs and the addition of marketing and technology personnel, and a higher effective tax rate.


In the first quarter, sales in the Maintenance, Repair and Operations (MRO) segment grew by 6.3%, and in the Original Equipment Manufacturing (OEM) segment sales grew by 6.9% over the comparable period in the prior year. Sales growth was driven by the addition of new customers and improved penetration of existing customers.


Consolidated gross profit margins were 61.2% in the first quarter 2005, comparable to the 61.5% reported for the fourth quarter of 2004 and lower than the 65.0% reported for the first quarter of 2004. "We have felt the impact of raw material shortages and cost increases that started during mid-2004 and are continuing. Our first priority is to continue to assure ready availability of our complete lines to our customers," stated Robert J. Washlow, Chairman of the Board and CEO. Washlow continued, "The Company's management intends to maintain and enhance net profit margins through the implementation of various purchasing, cost management, marketing and technology initiatives."


Operating expenses increased by 3.9% to $57.5 million compared to $55.3 million in the first quarter of 2004, driven by higher compensation costs in the marketing and technology areas where Lawson is implementing various long- term programs, intended to enhance profitable growth. Compensation expenses in the first quarter 2005 also reflect costs associated with the Long-Term Capital Accumulation Plan and performance-based incentive plans for management implemented in 2004. Due to the timing of the adoption of those plans, no expenses were recorded for those plans in the first quarter of 2004.


First quarter operating results were negatively affected by a higher tax rate than the prior year first quarter. The effective tax rate of 42.3% for the quarter was 4.3 percentage points higher than the 38.0% rate in the same quarter in 2004. This increase is primarily due to foreign operating losses in 2005, for which no tax benefit was realized, resulting from reduced sales volume from a large customer.


During the quarter, Lawson announced an 11% increase in its quarterly dividend and continued repurchasing its outstanding shares. Approximately $5.7 million was expended on the repurchase of 117,972 shares. At the end of the first quarter, 419,191 shares remained under the current share repurchase authorization.


Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial, governmental and institutional maintenance, repair and replacement marketplaces. The Company also manufactures, sells and distributes production and specialized component parts and services to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.


This press release, including Mr. Washlow's statements, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "protect," and similar expressions are intended to identify forward-looking statements. These statements are based on management's current expectations, intentions, or beliefs and are subject to a number of factors, assumptions, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Factors that could cause or contribute to such differences include, but are not limited to, those related to general economic conditions and market conditions in the original equipment manufacturers and maintenance, repair and replacement distribution industries in North America and to a lesser extent, the United Kingdom, the Company's ability to obtain new customers and manage growth, material or labor cost increases, competition in the Company's businesses, risks of the Company's inventory becoming obsolete, operating margin risk due to competitive pricing and operating efficiencies, seasonality, effectiveness of our sales and marketing programs, and the length and frequency of economic downturns in the Company's markets and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.



                      LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)

                                                    Three Months Ended
                                                        March 31,
                                                  2005              2004

    Net Sales                                 $107,081,833      $100,657,758

    Gross Profit                                65,564,024        65,397,222

    Operating Expenses                          57,481,726        55,335,437

    Operating Income                             8,082,298        10,061,785

    Income Before Taxes                          8,585,873        10,527,262

    Provision for Income Taxes                   3,630,000         4,001,000

    Net Income                                  $4,955,873        $6,526,262

    Net Income per share of Common Stock:
         Basic                                       $0.54             $0.69
         Diluted                                     $0.54             $0.69

    Weighted Average Shares Outstanding:
         Basic                                   9,208,285         9,486,789
         Diluted                                 9,232,124         9,515,152



    Condensed Consolidated Balance Sheets

    Lawson Products, Inc. and Subsidiaries

                                               March 31,        December 31,
                                                 2005               2004
                                              (UNAUDITED)
    Current Assets:

       Cash and Cash Equivalents              $22,956,787       $28,871,594

       Receivables, Net                        51,913,994        52,129,231

       Inventories, Net                        69,036,350        65,686,622

       Other Current Assets                    10,403,073        11,289,142


             Total Current Assets             154,310,204       157,976,589

    Property, Plant and Equipment, Net         41,211,059        42,452,261

    Other Assets, Net                          60,769,539        60,120,733


             Total Assets                    $256,290,802      $260,549,583


    Current Liabilities                       $40,423,222       $42,947,151

    Other Noncurrent Liabilities               38,101,542        37,270,975

    Stockholders' Equity                      177,766,038       180,331,457


             Total Liabilities and Equity    $256,290,802      $260,549,583



         Source: Lawson Products, Inc.